Exhibit 10.2

November 30, 2021

Atlantic Coastal Acquisition Corp.
6 St Johns Lane, Floor 5
New York, New York 10013

Essentium, Inc.
19025 N Heatherwilde Blvd, Suite 100
Pflugerville, TX 78660

BTIG, LLC
65 E 55th Street
New York, New York 10022

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of November 30, 2021, by and among Atlantic Coastal Acquisition Corp., a Delaware corporation (the “ACAH”), Essentium, Inc., a Delaware corporation (the “Company”), and Alpha Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of ACAH (“Merger Sub”) and hereby amends an restates in its entirety that certain letter (the “Prior Letter Agreement”), dated as of March 3, 2021, by and among Atlantic Coastal Acquisition Management, LLC (the “Sponsor”) and each of Shahraab Ahmad, Burt Jordan, Anthony D. Eisenberg, Ronald C. Warrington, Ned Sizer, Joanna Lord, Bryan Dove, Iqbaljit Kahlon, and Daniel M. Tapiero, who are members of the board of directors and/or management team of ACAH (collectively, the “Insiders”). Capitalized terms used herein are defined in paragraph 15. Capitalized terms used herein but not defined shall have their respective meanings set forth in the Business Combination Agreement.

In order to induce the Company and ACAH to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsor, the Insiders, and Atlantic Coastal Finance Company LLC, a Delaware limited liability company (“ACF” and collectively, the “ACAH Insiders”), hereby agrees with ACAH, BTIG, LLC (“BTIG”) and, at all times prior to any termination of the Business Combination Agreement, the Company as follows:

1.	From the date hereof until the earlier of the Effective Time or such date and time as the Business Combination Agreement shall be terminated in accordance with its terms (the “Term”) each ACAH Insider hereby unconditionally and irrevocably agrees that (a) at any meeting of the stockholders of ACAH (including any adjournment or postponement thereof), however called, (b) in any action by written consent of the stockholders of ACAH requested by the board of directors of ACAH or otherwise undertaken in connection with the transactions contemplated by the Business Combination Agreement (the “Transactions”) (which written consent shall be delivered promptly), and (c) in any other circumstance upon which a vote, consent or other approval of the stockholders of ACAH is sought, such ACAH Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such ACAH Insider shall vote or provide consent or approval (or cause to be voted or consented or approved), in person or by proxy, all of its Subject Shares:

(a) to approve and adopt the Business Combination Agreement and the Transactions;

(b) in any other circumstances upon which a consent or other approval is required under the Governing Documents of ACAH or otherwise sought with respect to the Business Combination Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such ACAH Insiders’ Subject Shares held at such time in favor thereof;

(c) to approve and adopt any proposal to adjourn or postpone such meeting of the stockholders of ACAH to a later date if there are not sufficient votes to adopt the Business Combination Agreement and/or if there are not sufficient shares present in person or by proxy at such meeting of the stockholders of ACAH to constitute a quorum; provided that, in no event shall the ACAH Insiders be required to adjourn a meeting of the stockholders of ACAH to a date that is beyond the Termination Date;

(d) against and withhold consent with respect to any merger, consolidation, tender or exchange offer, reorganization, recapitalization, liquidation, purchase, sale or transfer of all or substantially all of ACAH’s or its Subsidiaries’ assets or securities, or other business combination transaction or acquisition proposal (other than the Business Combination Agreement and the Transactions); and

(e) against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, discourage, frustrate, adversely affect, prevent or nullify any provision of this Letter Agreement, the Business Combination Agreement, or the Transactions (including the economic benefits to the Company, ACAH and Merger Sub of the Transactions), (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of ACAH under the Business Combination Agreement, (C) result in any of the conditions set forth in Article 6 of the Business Combination Agreement not being fulfilled, (D) result in a breach of (i) any covenant, representation or warranty or other obligation or agreement of such ACAH Insider contained in this Agreement, or (ii) ACAH contained in the Business Combination Agreement, or (E) that is otherwise inconsistent with this Agreement, the Business Combination Agreement or the Transactions.

Any vote cast pursuant to this paragraph 1 shall be cast, or consent shall be given, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such vote or consent. Each ACAH Insider hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

2.	Each ACAH Insider agrees (and shall cause each of its Affiliates to agree) not to bring, commence, institute, join in, maintain, voluntarily aid, finance, facilitate, assist, encourage or prosecute, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, appeal, litigation, arbitration, derivative, proceeding or otherwise, against ACAH, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Letter Agreement, or (b) alleging a breach of any fiduciary duty of any Person (including the board of directors of ACAH or any member or committee thereof) in connection with the evaluation, negotiation or entry into the Business Combination Agreement or the Transactions.

3.	During the Term and except as otherwise contemplated under that certain Loan and Security Agreement, dated as of the date hereof, by and between ACF and Cantor Fitzgerald Securities (the “Loan Agreement”), each ACAH Insider agrees not, and shall cause each of its Affiliates not to, (a) Transfer any of the Subject Shares or any other interest specifically therein (including by tendering into any tender or exchange offer by any Person other than ACAH or any of its Subsidiaries), (b) publicly announce any intention to effect any Transfer prior to Closing, (c) enter into any agreement, arrangement or understanding, directly or indirectly, with any Person, or take any other action that would prevent or disable such ACAH Insider from performing his, her or its obligations under this Agreement, (d) deposit any of the Subject Shares into a voting trust, enter into any agreement, arrangement or understanding with any Person to vote or give instructions inconsistent with this Letter Agreement with respect to the Subject Shares, or grant any proxy or power of attorney with respect thereto, or (e) commit or agree, directly or indirectly, to take any of the foregoing actions. Any Transfer in violation of this paragraph 3 with respect to an ACAH Insider’s Subject Shares shall be null and void ab initio.

4.	In the event that, during the Term, (a) any Subject Shares are issued to an ACAH Insider after the date of this Letter Agreement pursuant to any stock dividend or distribution, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) an ACAH Insider purchases or otherwise acquires Beneficial Ownership of any Subject Shares or (c) an ACAH Insider acquires the right to vote or share in the voting of any Subject Shares (clauses (a), (b) and (c), collectively, the “New Securities”), then such New Securities acquired or purchased by such ACAH Insider shall be subject to the terms of this Letter Agreement to the same extent as if they constituted the Subject Shares owned by such ACAH Insider as of the date hereof. Other than Transfers pursuant to the Loan Agreement, each ACAH Insider hereby agrees to notify ACAH and the Company in writing as promptly as practicable of any acquisition of New Securities.

5.	From time to time, and without further consideration, each ACAH Insider shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by ACAH or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

6.	Each ACAH Insider hereby represents and covenants that, other than this Letter Agreement, such ACAH Insider has not entered into, and shall not enter into at any time during the Term, (a) any voting arrangement, whether by proxy, consent, power of attorney, voting agreement, voting trust or otherwise, with respect to the Subject Shares, (b) any grant of a proxy, consent or power of attorney with respect to the Subject Shares, or (c) any agreement that would restrict, limit, prevent, disable or interfere with the performance of such ACAH Insider’s obligations hereunder.

7.	Each ACAH Insider hereby consents to and authorizes the publication and disclosure in the Registration Statement / Proxy Statement and in any press release or disclosure document required in connection with the Merger and the Transactions (including, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by ACAH or the Company to any Governmental Entity or to securityholders of ACAH) of such ACAH Insider’s identity and beneficial ownership of Subject Shares and the nature of such ACAH Insider’s commitments, arrangements and understandings under and relating to this Letter Agreement and, if deemed appropriate by ACAH or the Company, a copy of this Letter Agreement. Each ACAH Insider shall promptly provide any information reasonably requested by ACAH or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC), and shall promptly notify ACAH and the Company, as applicable, of any required corrections with respect to any written information supplied by such ACAH Insider specifically for use in any such regulatory application, filing or disclosure document, if and to the extent such ACAH Insider becomes aware that any have become false or misleading in any material respect.

8.	Each ACAH Insider hereby unconditionally waives, and agrees not to exercise, assert or perfect, any rights of appraisal or any dissenters’ rights that such ACAH Insider may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

9.	Subject to, and in connection with, the consummation of the Transactions, the ACAH Insiders each agree to enter into a lock-up agreement, a form of which is attached as Exhibit A hereto (each, a “Lock-Up Agreement”), and a registration rights agreement, a form of which is attached to the Business Combination Agreement as an exhibit thereto.

10.	Each ACAH Insider represents and warrants as of the date hereof to ACAH and the Company (solely with respect to itself, himself or herself and not with respect to any other ACAH Insider) as follows:

(a) If such ACAH Insider is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby are within such ACAH Insider’s corporate, limited liability company or organizational powers, have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such ACAH Insider and no other corporate, limited liability company or organizational actions on the part of such ACAH Insider are necessary to approve this Agreement or to consummate the transactions contemplated hereby. If such ACAH Insider is an individual, such ACAH Insider has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Letter Agreement has been duly executed and delivered by such ACAH Insider and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Letter Agreement constitutes a legally valid and binding obligation of such ACAH Insider, enforceable against such ACAH Insider in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Letter Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable ACAH Insider.

(b) Except as otherwise set forth on Schedule I, such ACAH Insider is the sole record and Beneficial Owner of, has dispositive power over, good title to, and, in the case of the Subject Shares has voting power (including, without limitation, by proxy or power of attorney) over, all of such ACAH Insider’s Subject Shares indicated opposite such ACAH Insider’s name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Letter Agreement, (ii) ACAH’s Governing Documents, (iii) the Business Combination Agreement and any other agreements contemplated thereunder, (iv) the Loan Agreement, or (v) any applicable securities Laws. Except as set forth in the Loan Agreement, such ACAH Insider’s Subject Shares are the only equity securities in ACAH owned of record or Beneficially Owned by such ACAH Insider on the date of this Letter Agreement, and none of such ACAH Insider’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement restricting or otherwise relating to the voting or Transfer of such Subject Shares. Except as listed on Schedule I and the Loan Agreement, such ACAH Insider does not hold or own any rights to acquire (directly or indirectly) any equity securities of ACAH or any equity securities convertible into, which can be exchanged for, or which will affect the Beneficial Ownership of the ACAH Insider’s interest in, equity securities of ACAH. Such ACAH Insider has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Subject Shares.

(c) The execution and delivery of this Letter Agreement by such ACAH Insider does not, and the performance by such ACAH Insider of his, her or its obligations hereunder will not, (i) if such ACAH Insider is not an individual, conflict with or result in a violation of the Governing Documents of such ACAH Insider, (ii) conflict with or violate any Law applicable to such ACAH Insider or by which any of such ACAH Insider’s assets or properties is bound, (iii) breach, violate, result in the loss of any benefit under, constitute a default under (or an event which with notice or lapse of time or both would become a default), result in the termination of or a right of termination, vesting, cancellation, amendment, notification, purchase or sale under, or result in the creation, acceleration or change of any rights or obligations of any party or the creation of any Lien upon any of the Subject Shares under, any Contract that is binding on the ACAH Insider or any of his assets or properties, or (iv) require any consent, approval, authorization, or permit that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such ACAH Insider or such ACAH Insider’s Subject Shares) to the extent such consent, approval, authorization, permit or other action would prevent, enjoin or materially delay the performance by such ACAH Insider of its, his or her obligations under this Agreement.

(d) There are no Proceedings or Orders pending against, or to the knowledge of such ACAH Insider threatened against or affecting, such ACAH Insider, which (i) in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such ACAH Insider of its, his or her obligations under this Letter Agreement, or (ii) could reasonably be expected to impair or adversely affect the ability of such ACAH Insider to perform its, his or her obligations under this Letter Agreement.

(e) Such ACAH Insider is a sophisticated stockholder and has adequate information concerning the business and financial condition of ACAH and the Company to make an informed decision regarding this Letter Agreement and the Transactions and has independently and without reliance upon ACAH or the Company and based on such information as such ACAH Insider has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such ACAH Insider acknowledges that ACAH and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such ACAH Insider acknowledges that the agreements contained herein with respect to the Subject Shares held by such ACAH Insider are irrevocable.

(f) Except as set forth in the Business Combination Agreement, including any schedule thereto, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such ACAH Insider in his, her or its capacity as a stockholder or, to the knowledge of such ACAH Insider, on behalf of such ACAH Insider in his, her or its capacity as a stockholder, for which the ACAH Insider or any of its Affiliates may become liable.

(g) Such ACAH Insider understands and acknowledges that each of ACAH and the Company is entering into the Business Combination Agreement in reliance upon such ACAH Insider’s execution and delivery of this Agreement and the representations and warranties, covenants and other agreements of the ACAH Insider contained herein.

11.	Each ACAH Insider hereby agrees and acknowledges that: (i) ACAH and, prior to termination of the Business Combination Agreement, the Company would be irreparably injured in the event of a breach by such ACAH Insider of its, his or her obligations under this paragraph 12 or paragraphs 1, 2 or 13(a) as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

12.

(a) The Sponsor and each ACAH Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Transactions (the “Private Placement Warrants Lock-up Period”).

(b) Notwithstanding the provisions set forth in paragraph 13(a), Transfers of the Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the Sponsor, any ACAH Insider or any of their permitted transferees (that have complied with this paragraph 13(b)), are permitted (a) to any persons (including their affiliates and members) participating in the private placement of the Private Placement Warrants; (b) to the Company’s founders, or to the Company’s officers, directors and employees; (c) in the case of an entity, as a distribution to its, partners, stockholders or members upon its liquidation; (d) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is a member of the holder’s immediate family, for estate planning purposes; (e) by virtue of the laws of descent and distribution upon death; (f) pursuant to a qualified domestic relations order; (g) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities; (h) by private sales or transfers at prices no greater than the price at which the securities were originally purchased; or (i) to the Company for no value for cancellation in connection with the completion of the Transactions; provided, that, in the case of clauses (a) through (h), any such transferees enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Letter Agreement.

13.	Each ACAH Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

14.	As used herein:

(a) “Beneficial Ownership” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that, notwithstanding the generality of the foregoing, for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

(b) “Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.

(c) “Founder Shares” means the 8,625,000 shares of the Company’s Class B common stock, par value $0.0001 per share, initially issued to the Sponsor.

(d) “Parties” means the ACAH Insiders, ACAH, BTIG, and the Company.

(e) “Private Placement Warrants” means the warrants to purchase up to 6,066,667 shares of Common Stock that the Sponsor purchased for an aggregate purchase price of $9,100,000, or $1.50 per warrant, in a private placement that occurred simultaneously with the consummation of the underwritten initial public offering of the Company’s units.

(f) “Subject Shares” means, with respect to an ACAH Insider, the ACAH Common Shares and ACAH Warrants as are indicated opposite such ACAH Insider’s name on Schedule I attached hereto, together with any ACAH Common Shares of which ownership of (i) record and Beneficial Ownership, (ii) the power to vote (including, without limitation, by proxy or power of attorney) or (iii) any dispositive power, is hereafter acquired by such ACAH Insider during the Term.

(g) “Transfer” means means, directly or indirectly, to (i) sell, offer to sell, contract or otherwise agree to sell, transfer, convey, exchange, assign, deposit, hypothecate, loan, pledge, encumber (including creating or incurring any Lien upon), grant any option to purchase or otherwise dispose of or agree to dispose of (including by gift, merger, consolidation by operation of Law or otherwise (including by conversion into securities or other consideration), either voluntarily or involuntarily, or by tendering into any tender or exchange offer), file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement / Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares (or any security convertible or exchangeable into Subject Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (or any security convertible or exchangeable into Subject Shares), or (iii) enter into any contract, option or other arrangement or understanding, directly or indirectly, to take any of the foregoing actions.

15.	This Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the ACAH Insiders in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the ACAH Insiders, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the Parties; provided, that the Company’s execution of such an instrument will not be required after any termination of the Business Combination Agreement.

16.	No ACAH Insider may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other Parties (except that, following any termination of the Business Combination Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph 17 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each ACAH Insider and their respective successors, heirs and assigns and permitted transferees.

17.	Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the Parties and their successors, heirs, personal representatives and assigns and permitted transferees.

18.	This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by e-mail, scanned pages or other electronic imaging (including “pdf,” “tif,” “jpg,” DocuSign, AdobeSign or other similar electronic transmission) shall be effective as delivery of a manually executed counterparty to this Letter Agreement.

19.	Whenever possible, each provision of this Letter Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Letter Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Letter Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Letter Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

20.	Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Letter Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Letter Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Letter Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Letter Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this paragraph 21 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail as set forth in paragraph 22 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action

21.	All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to ACAH or any ACAH Insider, to:

Atlantic Coastal Acquisition Corp.
6 St Johns Lane
New York, NY 10013

If to BTIG, to:

BTIG, LLC
65 E 55th Street
New York, New York 10022

If to the Company:

Essentium, Inc.
19025 N Heatherwilde Blvd, Suite 100
Pflugerville, TX 78660

22.	This Letter Agreement shall terminate on the Closing. In the event of any termination of the Business Combination Agreement prior to the Closing, this Letter Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement, which the Parties agree shall be in full force and effect upon such termination. No such termination or reversion shall relieve the Parties from any liability resulting from a breach of this Letter Agreement occurring prior to such termination or reversion.

[Signature Page Follows]

Sincerely,

Atlantic Coastal Acquisition Management LLC

By:	/s/ Shahraab Ahmad
Name: Shahraab Ahmad
Title: Authorized Signatory

/s/ Shahraab Ahmad
Shahraab Ahmad

/s/ Burt Jordan
Burt Jordan

/s/ Anthony D. Eisenberg
Anthony D. Eisenberg

/s/ Ronald C. Warrington
Ronald C. Warrington

/s/ Ned Sizer
Ned Sizer

/s/ Joanna Lord
Joanna Lord

/s/ Bryan Dove
Bryan Dove

/s/ Iqbaljit Kahlon
Iqbaljit Kahlon

/s/ Daniel M. Tapiero
Daniel M. Tapiero

Atlantic Coastal Finance Company LLC

By:	/s/ Shahraab Ahmad
Name: Shahraab Ahmad
Title: Authorized Signatory

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

Atlantic Coastal Acquisition Corp.

By:	/s/ Shahraab Ahmad
Name: Shahraab Ahmad
Title: Chief Executive Officer

BTIG, LLC

By:	/s/ Gil Ottensoser
Name: Gil Ottensoser
Title: Managing Director

Essentium, Inc.

By:	/s/ Blake Teipel
Name: Blake Teipel
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

Schedule I
Beneficial Ownership

ACAH Insider	ACAH Class B Shares	ACAH Private Placement Warrants
Atlantic Coastal Acquisition Management LLC	8,425,000	6,066,667
Shahraab Ahmad(1)	8,425,000	6,066,667
Burt Jordan	-	-
Anthony D. Eisenberg	-	-
Ronald C. Warrington	-	-
Ned Sizer	-	-
Joanna Lord	50,000	-
Bryan Dove	50,000	-
Iqbaljit Kahlon	50,000	-
Daniel M. Tapiero	50,000	-
Atlantic Coastal Finance Company LLC	-	-
Total:	8,625,000	6,066,667

(1)	Represents shares held by Atlantic Coastal Acquisition Management LLC. Shahraab Ahmad is the manager and the majority owner of Atlantic Coastal Acquisition Management LLC. Accordingly, Mr. Ahmad may be deemed to beneficially own all of the shares held by Atlantic Coastal Acquisition Management LLC. Mr. Ahmad disclaims beneficial ownership of any securities held by Atlantic Coastal Acquisition Management LLC except to the extent of his pecuniary interest therein.

Exhibit A
Form of Lock-Up Agreement

(attached hereto)